                                                                    Exhibit 10.8
                                                                       EXHIBIT I



                   TAX SHARING AND INDEMNIFICATION AGREEMENT



                                By and Between

                              APPLIED POWER INC.

                                      and

                                   APW LTD.



                            Dated __________, 2000

                                                                       EXHIBIT I

                               TABLE OF CONTENTS

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

                                                                           Page
ARTICLE I
             DEFINITIONS
     1.1     Affiliated Group..............................................  2
     1.2     API Group.....................................................  2
     1.3     APW Group.....................................................  2
     1.4     Code..........................................................  2
     1.5     Consolidated Returns..........................................  2
     1.6     Contribution..................................................  2
     1.7     Date of Distribution or Distribution Date.....................  2
     1.8     Distribution..................................................  2
     1.9     Expenses......................................................  2
     1.10    Final Determination...........................................  2
     1.11    IRS...........................................................  3
     1.12    Party.........................................................  3
     1.13    Restructuring Taxes...........................................  3
     1.14    Tax or Taxes..................................................  3
     1.15    Taxing Authority..............................................  3
     1.16    Tax Controversy...............................................  3
     1.17    Tax Item......................................................  3
     1.18    Tax Returns...................................................  3

ARTICLE II
             LIABILITY FOR PRE-DISTRIBUTION AND OTHER TAX LIABILITIES
     2.1     Taxes.........................................................  4
             (a)   Current and Prior Consolidated Return Periods...........  4
             (b)   Future Periods..........................................  4
             (c)   Separate Return Periods.................................  4
             (d)   Zero Consolidated Returns...............................  4
     2.2     Indemnification for Restructuring Taxes.......................  5

ARTICLE III
             REFUNDS OF CREDITS AND TAXES
     3.1     Refunds and Credits...........................................  5


                                    I-ToC-i

ARTICLE IV
             TAX RETURN PREPARATION
     4.1     Tax Returns...................................................  5
     4.2     Post-Distribution Tax Returns.................................  5
     4.3     Cooperation; Exchange of Information..........................  5

ARTICLE V
             TAX AUDITS
     5.1     Tax Controversies.............................................  6
     5.2     Cooperation...................................................  6
     5.3     Record Retention..............................................  7

ARTICLE VI
             PAYMENTS
     6.1     Payments in General...........................................  7
     6.2     Payment of Restructuring Taxes................................  7
     6.3     Interest on Late Payments.....................................  7

ARTICLE VII
             ADMINISTRATIVE PROVISIONS
     7.1     Interest......................................................  7
     7.2     Expenses......................................................  7

ARTICLE VIII
             DISPUTE RESOLUTION
     8.1     General.......................................................  8
     8.2     Arbitration...................................................  8
     8.3     Legal Proceedings.............................................  8

ARTICLE IX
             MISCELLANEOUS
     9.1     Termination of Tax Sharing Agreement..........................  8
     9.2     Enforceability................................................  8
     9.3     Modification of Agreement.....................................  8
     9.4     Successors and Assigns........................................  8
     9.5     Term..........................................................  9
     9.6     Rights Confined to Parties....................................  9
     9.7     Notices.......................................................  9
     9.8     Effect of Headings............................................  9
     9.9     Governing Law.................................................  9
     9.10    Counterparts..................................................  9


                                    I-ToC-ii

                                                                       EXHIBIT I


                   TAX SHARING AND INDEMNIFICATION AGREEMENT


     This Tax Sharing and Indemnification Agreement dated __________, 2000, is entered into by and between APPLIED POWER INC., a Wisconsin corporation, with offices at 6101 N. Baker Road, Milwaukee, Wisconsin 53209 ("API"), and APW LTD., a Bermuda corporation, with offices at N22 W23685 Ridgeview Parkway West, Waukesha, Wisconsin 53188-1013 ("APW").

     WHEREAS, API and APW have entered into a Contribution Agreement, Plan and Agreement of Reorganization and Distribution dated __________, 2000 (the "Contribution Agreement");

     WHEREAS, API is the common parent of an "affiliated group", as that term is defined in Section 1504 of the Code, which files consolidated federal income tax returns and prior to APW becoming a Bermuda corporation, APW and certain of its subsidiaries were members of such group.

     WHEREAS, pursuant to the Contribution Agreement, API and APW have agreed to a Plan and Agreement of Reorganization and Distribution (the "Plan") which provides for the reorganization and pro rata distribution to API shareholders of all of the outstanding shares of the stock of APW (the "Distribution");

     WHEREAS, as a consequence of the Distribution, APW will no longer be a subsidiary of API;

     WHEREAS, pursuant to Treas. Reg. Section 1.1502-6, API and each subsidiary which was a member of the API Group (as hereinafter defined but excluding any foreign corporations) during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the API Group for such year; and

     WHEREAS, API and APW desire to set forth their rights and obligations with respect to foreign, federal, state and local taxes due for periods both before and after the Distribution and with respect to certain tax liabilities that may be asserted in connection with the Distribution.

     NOW THEREFORE, API on behalf of itself and members of the API Group other than APW and its subsidiaries listed on Schedule 1 hereto, and APW, on behalf of itself and members of the APW Group (as hereinafter defined), in consideration of the mutual covenants contained herein, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

     1.1 Affiliated Group means an affiliated group of corporations within the meaning of section 1504(a) (determined without regard to the exceptions contained in section 1504(b)) of the Code for the taxable period in question.

     1.2 API Group means, for each taxable period, the Affiliated Group of which API or any successor of API is the common parent.

     1.3  APW Group means APW and the subsidiaries listed on Schedule 1.

     1.4 Code means the Internal Revenue Code of 1986, as amended from time to time.

     1.5 Consolidated Returns means the consolidated United States federal income tax returns of the API Group for consolidated return years beginning before the Date of Distribution and any consolidated, unitary or combined state income tax returns of any members of the API Group for taxable years beginning before the Date of Distribution.

     1.6 Contribution shall mean the transfer to APW by API of those certain assets of API as set forth in and pursuant to the Contribution Agreement.

     1.7 Date of Distribution or Distribution Date means the date on which the Distribution occurs.

     1.8  Distribution shall mean the distribution as defined in the recitals.

     1.9 Expenses means out-of-pocket expenses paid to third party providers and shall not include any overhead or indirect costs.

     1.10 Final Determination means the final resolution of liability for any Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination, to the extent of the reservation; (ii) by a decision, judgment, decree, or other order by a court or agency of competent jurisdiction which has become final and unappealable;
(iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code or any subsequently enacted corresponding provisions of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition by reason of the expiration of the applicable statutes of limitations.

     1.11 IRS means the Internal Revenue Service.

     1.12 Party means either of the parties to this Agreement.

     1.13 Restructuring Taxes means any Taxes (including any Tax imposed as a result of the application of Sections 311, 355(c), 361, 367(a) or 1001 of the
Code) incurred on the consummation of the transactions set forth on Schedule 2.

     1.14 Tax or Taxes means all forms of taxation, whenever created or imposed, whether domestic or foreign, and whether imposed by a nation, locality, municipality, government, state, federation, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority.

     1.15 Taxing Authority means any federal, national, foreign, state, municipal or other local government, or any subdivision, agency, commission or authority thereof or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

     1.16 Tax Controversy means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding by or against the IRS or any other Taxing Authority.

     1.17 Tax Item means any item of income, gain, loss, deduction, credit, recapture of credit or any other item including, but not limited to, an adjustment under Code Section 481 resulting from a change in accounting method which increases or decreases taxes paid or payable.

     1.18 Tax Returns means all reports, estimates, declarations of estimated tax, information statements, returns or other documents required to be filed in connection with any Taxes, including but not limited to requests for extensions of time, information statements and reports, claims for refund, and amended returns.

                                  ARTICLE II
           LIABILITY FOR PRE-DISTRIBUTION AND OTHER TAX LIABILITIES

     2.1  Taxes.

          (a)  Current and Prior Consolidated Return Periods.  Except as
               ---------------------------------------------
otherwise provided in this Agreement: (i) API shall pay, on a timely basis, all Taxes based upon income of the API Group required to be shown in Consolidated Returns for the taxable year that includes the Distribution Date (the "2000 Income Taxes") and for all periods ending prior to the Distribution Date and
(ii) API hereby assumes all such liability and shall indemnify and hold harmless APW and any member of the APW Group from and against any share or amount of the 2000 Income Taxes and all income taxes based upon income of the API Group required to be shown in Consolidated Returns for periods ending prior to the Distribution Date; provided that, in the event of any income Tax Controversies of the API Group for 2000 Income Taxes and for all periods ending prior to the Distribution Date, APW assumes and shall indemnify and hold harmless API and the members of the Affiliated Group of which API is a member from all income Taxes (other than Restructuring Taxes which are separately provided for in Section 2.2 hereof) in excess of $1,000,000 resulting from any Final Determinations based upon adjustments to the separate taxable income of any member of the APW Group.

          (b)  Future Periods.  Except as otherwise provided in this Agreement:
               --------------

               (i) APW and the members of the APW Group shall pay, on a timely basis, all Taxes based upon income of the APW Group for any period beginning after the Distribution Date, and APW shall indemnify and hold harmless API and the members of any Affiliated Group of which API is a member from and against all income Taxes based upon the income of the APW Group for any period beginning after the Distribution Date; and

               (ii) API and the members of any Affiliated Group of which API is a member shall pay, on a timely basis, all Taxes based upon the income of such Affiliated Group for any period beginning after the Distribution Date and API shall indemnify and hold harmless APW and any member of the APW Group from and against all income Taxes based upon the income of the Affiliated Group of which API is a member for any period beginning after the Distribution Date.

          (c)  Separate Return Periods.  Except as otherwise provided in this
               -----------------------
Agreement, each member of the API Group and the APW Group shall be liable for its own Taxes required to be shown in a separate return of such member for any period filed with any Tax Authority.

          (d)  Zero Consolidated Returns.  APW shall cause Zero Corporation to
               -------------------------
pay all Taxes based upon income of Zero Corporation and its subsidiary corporations required to be shown in consolidated, unitary or combined federal or state income tax returns of Zero Corporation and its subsidiary corporations for any period ending on or before the date of the acquisition by Zero Corporation by API, and APW shall indemnify and hold harmless API from and against any such Taxes.

     2.2 Indemnification for Restructuring Taxes. Notwithstanding any other provision of this Agreement to the contrary, APW shall pay, and shall indemnify and hold harmless API and the members of any Affiliated Group of which API is a member from and against any and all Restructuring Taxes.


                                  ARTICLE III
                         REFUNDS OF CREDITS AND TAXES

     3.1 Refunds and Credits. Each Party shall be entitled to all refunds or credits of any Tax, including without limitation, in the case of APW, any refunds or credits attributable to Restructuring Taxes, for which such Party is liable hereunder. Any Party receiving a refund or credit (and interest, if any, with respect thereto) that is for the account of another Party hereunder shall promptly and, in any event, no later than five business days following its receipt, pay to the other Party such refund or credit (and any interest with respect thereto).


                                  ARTICLE IV
                            TAX RETURN PREPARATION

     4.1  Tax Returns.

          API and APW shall jointly prepare and timely file all Consolidated Returns for the 2000 Income Taxes and other Tax Returns for any period beginning before or ending on the Distribution Date, if not already filed. APW shall control the decisions in the preparation of such Tax Returns for which it has liability hereunder (including without limitation all items regarding Restructuring Taxes) and API shall control the decisions in the preparation of such Tax Returns for which it has liability hereunder. Such Consolidated Returns shall be prepared and filed in compliance with applicable tax laws and on a basis that is consistent with API's prior Tax Returns.

     4.2 Post-Distribution Tax Returns. All Tax Returns of the APW Group for periods beginning after the Distribution Date shall be filed by APW or the appropriate member of the APW Group, and all Tax Returns of the Affiliated Group of which API is a member for periods beginning after the Distribution Date shall be filed by API or the appropriate member of the Affiliated Group of which API is a member. APW, with the assistance of API as needed, shall be responsible for providing information to shareholders as APW may determine for purposes of Treasury Regulations, Section 1.355-5(b).

     4.3 Cooperation; Exchange of Information. Each Party shall promptly deliver to the other Party all information of which it has knowledge regarding any Tax Item which may properly be included in any Tax Return to be filed by the other Party, and shall provide any and all other information and documentation (including, but not by way of limitation, working papers and schedules) reasonably requested by the other Party for use in connection with the preparation and filing of any Tax Returns.

                                   ARTICLE V
                                  TAX AUDITS

     5.1  Tax Controversies.

          (a) Except as otherwise provided in this Article V, API shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has liability, and any legal and accounting costs incurred in handling, settling or contesting any such Tax Controversy shall be borne by API.

          (b) APW shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy which involves matters for which APW is obligated to indemnify API under Section 2.1 or 2.2 of this Agreement. API shall immediately inform APW of any such Tax Controversy and any legal and accounting costs incurred in handling, setting or contesting any such Tax Controversy shall be borne by APW. APW shall attend and control any meeting with representatives of a Taxing Authority concerning Restructuring Taxes.

     5.2 Cooperation. API and APW agree to afford full cooperation to one another and to their respective representatives, if any, in any Tax Controversy involving:

          (a) any Tax Return filed or required to be filed by or for any member of the API Group for any pre-Distribution period or period which includes the Distribution Date, or

          (b) any item or issue affecting API or APW's potential liability hereunder.

          Such cooperation shall include, but not by way of limitation:

               (i) preparing responses to information requests by any Taxing Authority;

               (ii) making available books, records and other documentation (including, but not by way of limitation, working papers and schedules) relevant to such proceeding, and systems support for documentation furnished in electronic form;

               (ii) making directors, officers or employees available to appear in person for interview or for testimony;

               (iv) making employees available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder;

               (v) executing powers of attorney, tax information authorizations and any other necessary or appropriate authorizations;

               (vi) executing agreements with the Taxing Authority or other documents reasonably necessary or appropriate for the settlement or pursuit of the contest of such issue; and

               (vi) doing whatever is reasonable in the circumstances to assist the other Party.

     5.3 Record Retention. The parties agree to retain all books, records, returns, schedules, documents and all material papers or relevant items of information for periods ending on or prior to the Date of Distribution for the later of (i) seven (7) years or (ii) the full period of the applicable statute of limitations, including any extensions thereof.


                                  ARTICLE VI
                                   PAYMENTS

     6.1 Payments in General. Except as otherwise provided in this Agreement, any amount required to be paid by one Party pursuant to this Agreement shall be paid in immediately available funds within thirty (30) days after written demand therefor from the other Party given after a Final Determination of the amount thereof.

     6.2 Payment of Restructuring Taxes. APW shall pay to API or to the applicable Tax authority as APW may determine the amount of Restructuring Taxes which APW is obligated to pay pursuant to Section 2.2 hereof. Such payment of Restructuring Taxes by APW shall be made at the time such Taxes are due, including estimated Tax payments which take into account its liability for the Restructuring Taxes as and when such estimated Tax payments are required to be made.

     6.3 Interest on Late Payments. Any amount payable under this Agreement by one Party to another Party shall, if not paid within ten (10) business days after the due date specified in this Agreement (or in the case of payments pursuant to Section 6.2 hereof if not paid when due), bear interest from the due date until the date paid at the applicable Federal short term rate as defined in Section 6621 of the Code in effect on the due date.


                                  ARTICLE VII
                           ADMINISTRATIVE PROVISIONS

     7.1 Interest. Except as expressly provided herein, no obligation to pay or right to collect interest or other amounts shall arise by virtue of this Agreement.

     7.2 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement hereby agrees to be responsible for all of the Expenses which it may incur in carrying out its duties hereunder.

                                 ARTICLE VIII
                              DISPUTE RESOLUTION

     8.1 General. In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, a party shall first notify the other of any difference or dispute hereunder that requires resolution. API and APW each shall designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification (or such longer period as may be agreed upon), the matter shall be submitted to a senior officer of API and APW, respectively, for consideration.

     8.2 Arbitration. If settlement cannot be reached through the efforts of the senior officers within an additional 30 days or such longer period as may be agreed upon, the parties shall consider arbitration or other alternative means to resolve the dispute.

     8.3 Legal Proceedings. If the parties are unable to agree on an alternative dispute resolution mechanism within the period specified in Section 8.2, either party may initiate legal proceedings to resolve such matter.


                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1 Termination of Tax Sharing Agreement. Except for this Agreement, any Tax sharing agreement or policy of the API Group is hereby terminated and API and APW shall have no obligation under any such agreement or policy.

     9.2 Enforceability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     9.3 Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing, and signed by each of the Parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

     9.4 Successors and Assigns. Except as hereinafter provided, neither this Agreement nor any rights hereunder shall be assignable or transferable by either Party hereto, without the prior written consent of the other Party hereto, except by operation of law. Each Party hereby guarantees the performance of all actions, agreements and obligations provided for under this Agreement of each of its subsidiaries. Each Party shall, upon the written request of the other Party, cause any of its subsidiaries formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are a subsidiary of a Party or its successors and assigns by operation of law.

     9.5 Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by the Parties or their successors. Notwithstanding any other provision in this Agreement, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     9.6 Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be constructed to confer upon or to give to any person, firm or corporation (other than the Parties hereto, members of their Affiliated Groups, and their successors and assigns) any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof. All terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties hereto, the members of their Affiliated Groups, and their successors and assigns.

     9.7 Notices. All demands, notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by certified or registered United States Mail, postage prepaid, to:

          (a)  in the case of API:
               Applied Power Inc.
               6101 N. Baker Road
               Milwaukee, Wisconsin 53209
               Attention:  ___________________

          (b)  in the case of APW Ltd.:
               APW Ltd.
               N22 W23685 Ridgeview Parkway West
               Waukesha, WI 53188-1013
               Attention:  ___________________

     9.8 Effect of Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

     9.9 Governing Law. The provisions of this Agreement and all rights and obligations of the parties hereunder shall be governed by the internal laws of the State of Wisconsin.

     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when so executed, be considered an original and all of which, taken together, shall be considered one document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers this _____ day of __________, 2000.


                                   APPLIED POWER INC.

                                   By: _________________________________________
                                       President and Chief Executive Officer


                                   APW LTD.

                                   By: _________________________________________
                                       President and Chief Executive Officer